UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2006

Globix Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14168 Commission File Number)	13-3781263 (IRS Employer Identification No.)

139 Centre Street, New York, New York (Address of principal executive offices)	10013 (Zip Code)

Registrant’s telephone number, including area code (212) 334-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K, Current Report

Globix Corporation

Commission File No. 001-14168

Item 5.02(b) and (c) Departure of Principal Officers; Appointment of Principal Officers

On January 9, 2006, Kurt Van Wagenen was appointed President and Chief Operating Officer of Globix Corporation (the “Company”). Mr. Van Wagenen, age 42, has been Chief Operating Officer of the Company’s Network Services division since May, 2005. Prior to that date, Mr. Van Wagenen was Vice President—Network and Operations of NEON Communications, Inc., which merged with the Company in March, 2005. Prior to his March, 2001 employment with NEON Communications, Inc., Mr. Van Wagenen was employed by Verizon and its various predecessors in various positions of increasing responsibility, where he commenced his employment in 1986.

Peter K. Stevenson, age 45, will continue to serve as the Company’s Chief Executive Officer and a director. Mr Stevenson served as Chief Exective Officer and President of the Company since April, 2002, and his employment contract will be revised to reflect his change in titles. Prior to joining the Company, Mr. Stevenson was a senior consultant to Communication Technology Advisors LLC, from January 2002 through April 2002, and from January 2001 to January 2002, Mr. Stevenson served as a strategic advisor to the board of directors of Net Uno, one of the largest cable television, CLEC and ISP carriers in Venezuela. Mr. Stevenson has over 22 years of experience in the telecommunications industry.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
10.24	Amendment to Employment Agreement, dated January 4, 2006, between Peter Stevenson and Globix Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2006	Globix Corporation
	By:	/s/ Gene M. Bauer
Name: Gene M. Bauer
Title: Senior Vice President, General Counsel & Secretary